SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               (Amendment No. 6) *




                        UNITED TENNESSEE BANKSHARES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  91307P 10 3
                                  -------------
                                 (CUSIP Number)

                                DECEMBER 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             [X]  Rule 13d-1(b)

             [X]  Rule 13d-1(c)

             [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

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CUSIP NO. 91307P 10 3                   13G                   Page 2 of 11 Pages
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1.         NAMES OF REPORTING PERSONS:
           UNITED TENNESSEE BANKSHARES, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           62-0309135

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                (a) [ ]
                                                                (b) [X]
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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF TENNESSEE

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       NUMBER OF          5      SOLE VOTING POWER                  0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          152,864
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     152,864
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             152,864
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           12.4%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 91307P 10 3                   13G                   Page 3 of 11 Pages
 -------------------------------------------------------------------------------

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1.         NAMES OF REPORTING PERSONS:
           WILLIAM B. HENRY

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER             18,856
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          184,475
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER        35,017
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     184,475
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             219,492
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           17.8%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 91307P 10 3                   13G                   Page 4 of 11 Pages
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1.         NAMES OF REPORTING PERSONS:
           ROBERT L. OVERHOLT

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------


       NUMBER OF          5      SOLE VOTING POWER             24,869
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          173,201
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER        24,869
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     173,201
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             198,070
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           16.1%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 91307P 10 3                   13G                   Page 5 of 11 Pages
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1.         NAMES OF REPORTING PERSONS:
           ROBERT D. SELF

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------


       NUMBER OF          5      SOLE VOTING POWER             11,345
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          174,003
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER        22,506
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     174,003
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             196,509
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           16.0%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 91307P 10 3                   13G                   Page 6 of 11 Pages
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1.         NAMES OF REPORTING PERSONS:
           NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION GRANTOR TRUST
           AGREEMENT

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           62-1710108

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF TENNESSEE

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                  0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER           20,337
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER      20,337
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              20,337
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 91307P 10 3                   13G                   Page 7 of 11 Pages
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1.         NAMES OF REPORTING PERSONS:
           TRUST AGREEMENT UNDER THE UNITED TENNESSEE BANKSHARES, INC. MANAGEMENT RECOGNITION PLAN

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF TENNESSEE

--------------------------------------------------------------------------------


       NUMBER OF          5      SOLE VOTING POWER                  0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                0
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER           0
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              0
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.0%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             -------------------
                                                              Page 8 of 11 Pages
                                                             -------------------
                       Securities and Exchange Commission
                             Washington, D.C. 20549


ITEM 1(A)  NAME OF ISSUER.
           United Tennessee Bankshares, Inc.

ITEM 1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
           344 W. Broadway
           Newport, Tennessee  37821

ITEM 2(A   NAME OF PERSON(S) FILING.
     United Tennessee Bankshares, Inc. Employee Stock Ownership Plan Trust ("ESOP"), Newport Federal Savings and Loan Association Grantor Trust Agreement (the "Grantor Trust"), Trust Agreement under the United Tennessee Bankshares, Inc. Management Recognition Plan (the "MRP Trust"), and the following individuals who serve as their trustees: William B. Henry, Robert L. Overholt, and Robert D. Self.

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.
           Same as Item 1(b).

ITEM 2(C)  CITIZENSHIP.

     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D)  TITLE OF CLASS OF SECURITIES.
     Common Stock, no par value.

ITEM 2(E)  CUSIP NUMBER.
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM       3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR
              13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
     (f)      [X]   An employee benefit plan or endowment fund in accordance
                          with Rule 13d-1(b)(1)(ii)(F);

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, and by the MRP Trust and the Grantor Trust, all filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                                             -------------------
                                                              Page 9 of 11 Pages
                                                             -------------------
ITEM 4.   OWNERSHIP.

        (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.
        (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.
        (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.
        Not applicable.

ITEM 10.CERTIFICATION.
     By signing below, each signatory in his capacity as a trustee of the ESOP, certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity or in his capacity as a trustee of the Grantor Trust or MRP Trust certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                            --------------------
                                                             Page 10 of 11 Pages
                                                            --------------------
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

UNITED TENNESSEE BANKSHARES, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:



         /s/ William B. Henry                           February 17, 2004
         --------------------------------------------   ------------------------
         William B. Henry, as Trustee                   Date

         /s/ Robert L. Overholt                         February 17, 2004
         --------------------------------------------   ------------------------
         Robert L. Overholt, as Trustee                 Date

         /s/ Robert D. Self                             February 17, 2004
         --------------------------------------------   ------------------------
         Robert D. Self, as Trustee                     Date


TRUST AGREEMENT UNDER THE
UNITED TENNESSEE BANKSHARES, INC.
MANAGEMENT RECOGNITION PLAN

By Its Trustees:



         /s/ Robert L. Overholt                         February 17, 2004
         --------------------------------------------   ------------------------
         Robert L. Overholt, as Trustee                 Date

         /s/ Robert D. Self                             February 17, 2004
         --------------------------------------------   ------------------------
         Robert D. Self, as Trustee                     Date

         /s/ William B. Henry                           February 17, 2004
         --------------------------------------------   ------------------------
         William B. Henry, as Trustee                   Date

                                                            --------------------
                                                             Page 11 of 11 Pages
                                                            --------------------

NEWPORT FEDERAL SAVINGS AND LOAN
ASSOCIATION GRANTOR TRUST AGREEMENT


By Its Trustees:




         /s/ Robert L. Overholt                           February 17, 2004
         --------------------------------------------     ----------------------
         Robert L. Overholt, as Trustee                   Date

         /s/ Robert D. Self                               February 17, 2004
         --------------------------------------------     ----------------------
         Robert D. Self, as Trustee                       Date

         /s/ William B. Henry                             February 17, 2004
         --------------------------------------------     ----------------------
         William B. Henry, as Trustee                     Date




         SIGNATURES:






         /s/ William B. Henry                             February 17, 2004
         --------------------------------------------     ----------------------
         William B. Henry, as an Individual Shareholder   Date


         /s/ Robert L. Overholt                           February 17, 2004
         --------------------------------------------     ----------------------
         Robert L. Overholt, as an Individual Shareholder Date


         /s/ Robert D. Self                               February 17, 2004
         --------------------------------------------     ----------------------
         Robert D. Self, as an Individual Shareholder     Date